UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2024
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Maria Walker to the Board of Directors
On May 21, 2024, the Board of Directors (the “Board”) of Five9, Inc. (the “Company”) appointed Ms. Maria Walker to serve on the Board. Ms. Walker will serve as a Class I Director, with a term expiring at the Company's 2027 annual meeting of stockholders. Ms. Walker will also serve on the Audit Committee of the Board.
Ms. Walker served as Founding Partner and Chief Financial Officer of Patient Square Capital, LP, a health care investment firm, from August 2020 until her retirement in December 2023. Ms. Walker served as the Chief Financial Officer for Montes Archimedes Acquisition Corp, a special purpose acquisition company, from October 2020 to September 2021. Ms. Walker co-founded, and served as Chief Executive Officer of, Recuerdo Therapeutics, Inc., a biotechnology company focused on the postponement of Alzheimer’s disease, from July 2018 to February 2020. From June 2008 to July 2018, Ms. Walker held various leadership roles at KPMG U.S., a public accounting firm, including as Audit Partner, Senior Director of KPMG’s Venture Capital Practice and a Global Lead Partner of Private Equity, and she led the San Francisco Bay Area Asset Management Practice. Ms. Walker served as a member of the board of directors of Forgerock, Inc., an identity and access management software company, from 2019 through its sale in 2023. Ms. Walker holds a B.A. in Economics from the University of California, San Diego.
There are no understandings or arrangements between Ms. Walker and any other person pursuant to which Ms. Walker was selected to serve as a director of the Company. There are no relationships between Ms. Walker and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.
As a non-employee director, Ms. Walker will receive cash and equity compensation in accordance with the Company’s Non-Employee Director Compensation Policy. Ms. Walker’s initial equity grants consist of (A) a restricted stock unit (“RSU”) award with an award value of $400,000, with the number of RSUs to be determined by dividing $400,000 by the closing trading price of a share of the Company’s common stock on the date of grant of May 21, 2024, which will vest in three equal annual installments on the first, second and third anniversaries of the date of grant, subject to Ms. Walker’s continued service through such vesting dates; and (B) an RSU award with an award value of $200,000, with the number of RSUs to be determined by dividing $200,000 by the closing trading price of a share of the Company’s common stock on the date of grant of May 21, 2024, which will vest in full in one installment on the first anniversary of the date of grant, subject to Ms. Walker’s continued service through such vesting date. In accordance with the Company’s Non-Employee Director Compensation Policy, Ms. Walker will not be eligible for the regular 2025 automatic annual grant of RSUs to non-employee directors scheduled to occur on the date of the Company’s 2025 annual meeting of stockholders, but would be eligible for regular automatic grants thereafter assuming her continued service on the Board.
Effective May 21, 2024, the Company entered into an indemnification agreement with Ms. Walker in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015. The indemnification agreement requires the Company to indemnify Ms. Walker to the fullest extent permitted under Delaware law against liability that may arise by reason of her service to the Company, and to advance expenses incurred as a result of any proceeding against her as to which she could be indemnified, among other things.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: May 22, 2024	By:	/s/ Barry Zwarenstein
Barry Zwarenstein
Chief Financial Officer